Exhibit 1.1

Acquisition Agreement

This Acquisition Agreement (the “Agreement”) is entered into as of 8 April 2013 by and among:

1)	VRDT Corporation, a Delaware corporation, herein referred to as “Parent;”

2)	Windstrip Hong Kong Limited, a Hong Kong limited company, herein referred to as the “Company;”

3)

Vertico Holdings LLC., a Minnesota LLC, Trade Idea Holdings Ltd., a Hong Kong, Corporation, St. Peter Investments LLC formerly Ltd (Wisdom Hill Investment Ltd), a Minnesota LLC, PluTay LLC., a Minnesota LLC, Trade Delta Holdings Ltd., a Hong Kong Corporation, and Ilari Kokko, the foregoing herein collectively referred to as the “Common Shareholders;” and

4)	Best Partners Hong Kong Investment Ltd., a Hong Kong limited company, herein referred to as the “Preferred Shareholder.”

Items 1) and 2) above are collectively and jointly referred to as the “Acquisition Parties;”

Items 4) and 5) above are collectively and jointly referred to as the “Company Shareholders;” and

Items 1) through 5) are collectively and jointly referred to as the “Parties.”

Recitals

A.

The Company, through its subsidiaries Windstrip LLC, a Delaware limited liability company, and Windstrip OY, a Finland company (herein referred to as the “Subsidiaries”), has developed and is developing certain proprietary wind turbine and hybrid power system technologies (the “Opportunity”).

B.

The Board of Directors of Parent and the Board of Directors and shareholders (consisting of the Shareholders) of the Company have each determined that it is advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein, in which the Parent will acquire from the Company Shareholders all of the equity interests of the Company in exchange for the issuance to the Company Shareholders of common stock of Parent (the “Acquisition”).

C.

The Company Shareholders own all of the issued and outstanding capital stock of the Company (the “Company Shares”) and desire to exchange such Company capital stock for common stock, par value $.001 per share, of Parent (“Parent Common Stock”).

D.

The Parties intend to attempt to structure the transaction as a tax-free transaction in accordance with applicable law, including, to the extent applicable, the United States Internal Revenue Code of 1986, as amended (the “Code”).

E.	The Parties desire to make certain representations, warranties and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

Agreement

Now, Therefore, in consideration of the mutual promises and covenants herein set forth, the Parties hereby agree as follows:

1.	Construction. The following rules of construction will apply throughout this Agreement:

1.1	Headings are for ease of reference only and do not affect interpretation.

1.2	The singular includes the plural and vice versa.

1.3

“Including” and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

2.	Acquisition.

2.1

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing provided for in Section hereof, each Company Shareholder shall sell, assign, transfer, convey and deliver to Parent, and Parent shall purchase, all right, title and interest in and to all of such Company Shareholder’s Company Shares, free and clear of all liens, security interests, charges, encumbrances and rights of others. In consideration for (a) the shares of Company Stock so acquired by Parent that are ordinary shares, Parent shall issue and deliver an aggregate of 14,062,500 whole shares of Parent Common Stock (measured as the volume weighted average of the daily high and low prices for the 10 trading days ending on 8 April 2013 as reported on OTC Markets) and (b) the shares of Company Stock so acquired by Parent that are Series A Preferred Shares, Parent shall issue and deliver an aggregate of 1,562,500 whole shares of Parent Common Stock. The foregoing deliveries by Parent shall be in exchange for 100% of the issued and outstanding capital stock of the Company, consisting of the Company Shares. The shares of Parent Common Stock shall be issued to the Company Shareholders as set forth in Schedule hereto, as soon as practicable following the satisfaction or permissible waiver of the conditions set forth in Section (the exchange of shares of Parent Common Stock for Company Shares being referred to herein as the “Exchange”).

2.2

The Exchange ratio set forth in Section has been calculated on the assumption that not less than 23,535,000 shares of Parent Common Stock are subject to vesting conditions that have not been satisfied and are therefore subject to cancelation (the “Unvested Shares”). The number of shares of Parent Common Stock issuable pursuant to Section shall be subject to increase (but not decrease) based on the actual number of shares of Parent Common Stock, if any, less than the number of Unvested Shares set forth in the immediately preceding sentence that are so canceled within 45 days of the Closing Date (and not thereafter replaced or reissued), with such adjustment being to issue a number of additional shares equal to the product of (a) a fraction, the numerator of which is the aggregate number of shares of Parent Common Stock issuable pursuant to Section and the denominator of which is the difference between the shares of Parent Common Stock outstanding on the date hereof and the Unvested Shares and (b) the Unvested Shares that are not canceled within such period. Parent shall issue such additional shares of Parent Common Stock within 20 days of the end of such period.

3.	Closing; Tax Consequences.

3.1

Consummation of the transactions contemplated by this Agreement (the “Closing”), shall take place at the offices of VRDT Corporation in Beverly Hills, California, commencing at 10:00 a.m., local time, as soon as practicable after the last to be fulfilled or waived of the conditions set forth in Section , or at such other place, time and date as shall be fixed by mutual agreement among Parent, Company, and the Company Shareholders on the day on which the Closing shall occur shall be referred to herein as the “Closing Date.” Each Party will use its reasonable best efforts to cause to be prepared, executed and delivered the documents to be delivered pursuant to Section and all other appropriate and customary documents as any Party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3.2

It is the intention of the Parties hereto that no taxable income or gain shall be recognized by any of the holders of Company Shares, and that the Exchange be deemed as a tax free exchange pursuant to the Code.

4.	Exchange of Shares.

4.1

Immediately after the satisfaction or permissible waiver of the conditions set forth in Section at the Closing, the Company Shares that are sold and transferred to Parent pursuant to this Agreement (the “Converted Shares”) shall be exchanged for the shares of Parent Common Stock set forth in Schedule , for an aggregate of 15,625,000 whole shares of Parent Common Stock in exchange for 8,000 Converted Shares that are ordinary shares and 1,200 Converted Shares that are preferred shares. The Company Shareholders shall deliver their certificates representing the Company Shares along with a duly executed irrevocable stock powers to facilitate the Exchange.

4.2

No scrip or fractional shares of Parent Common Stock shall be issued in the Exchange. All fractional shares of Parent Common Stock to which a Company Shareholder would otherwise be entitled at the Closing pursuant to this Agreement shall be rounded up to the nearest whole share of Parent Common Stock.

5.	Representations and Warranties of the Company and the Company Shareholders.

5.1

Representations and Warranties of Company. Company hereby represents and warrants to Parent that, except as otherwise set forth on the Company Disclosure Schedule (herein so called) delivered concurrently herewith:

5.1.1

Organization and Good Standing of Company. Company is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong. Company has no subsidiaries other than the Subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any other corporation, partnership, limited partnership or other entity.

5.1.2

Subsidiaries. Windstrip LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Windstrip OY is a corporation duly organized, validly existing and in good standing under the laws of Finland. The Company owns one hundred percent (100%) of the capital stock and equity interests in each Subsidiary and there are no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right entitling any person or entity to acquire any capital stock, equity or other ownership interest in any Subsidiary or obligating the Company or any Subsidiary to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, any Company or Subsidiary capital stock, equity or other ownership interest.

5.1.3

Foreign Qualification. Each of Company and each Subsidiary is duly qualified or licensed to do business and is in good standing in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the current business, operations, assets, financial condition or prospects of Company or (b) the validity or enforceability of, or the ability of Company to perform its obligations under, this Agreement (a “Company Material Adverse Effect”).

5.1.4

Corporate Power and Authority. Each of Company and each Subsidiary has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by Company of this Agreement has been duly authorized by all necessary corporate action.

5.1.5	Binding Effect. This Agreement has been duly executed and delivered by Company and is the legal, valid and binding obligation of Company enforceable in accordance with its terms, except that:

5.1.5.1	enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights;

5.1.5.2	the availability of equitable remedies may be limited by equitable principles of general applicability; and

5.1.5.3	rights to indemnification may be limited by considerations of public policy.

5.1.6

Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the consummation of the Exchange and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the memorandum or articles of association, certificate or articles of incorporation or bylaws, or certificate or formation or organization or operating agreement of Company or any Subsidiary, (ii) any Company Material Contract (as defined in Section ), (iii) any judgment, decree or order of any court or governmental authority or agency to which Company or any Subsidiary or by which Company or any Subsidiary or any of its respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Company or any Subsidiary, including the Hong Kong Companies Ordinance, the Delaware Limited Liability Company Act or the Finnish Companies Act (“Company Law”), other than such violations, conflicts, breaches or defaults which would not have a Company Material Adverse Effect. Except for compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable foreign or state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Company or any Subsidiary is required in connection with the execution, delivery or performance of this Agreement by Company or the consummation of the transactions contemplated hereby.

5.1.7	Capitalization of Company and the Subsidiaries.

5.1.7.1

The authorized capital stock of Company consists of 10,000 ordinary shares (inclusive of an original 2,000 issuable upon conversion of Series A Preferred Shares) and 2,000 preferred shares, of which 2,000 have been designated as Series A Preferred Shares (of which 800 have been reacquired by the Company). As of the date hereof, there are 8,000 ordinary shares issued and outstanding and 1,200 Series A Preferred Shares issued, such ordinary and preferred shares constitute all of the issued and outstanding capital stock of the Company, and the Company Shareholders own the Company Shares as set forth on Schedule .

5.1.7.2

The authorized and the issued and outstanding capital stock or interests of each Subsidiary are as set forth in Schedule . As of the date hereof, there are the number and type of capital stock or interests issued and outstanding set forth in Schedule (the “Subsidiary Shares”), such Subsidiary Shares constitute all of the issued and outstanding capital stock of the respective Subsidiary, and the Company owns all such Subsidiary Shares.

5.1.7.3

All of the issued and outstanding Company Shares and all of the issued and outstanding Subsidiary Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.

5.1.7.4

To Company’s knowledge, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on any Company Shares or any Subsidiary Shares that have been entered into by the Company Shareholders or the Company.

5.1.7.5

There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Company or any Subsidiary to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, Company capital stock or Subsidiary capital stock or interests.

5.1.8	Absence of Certain Changes. Since December 31, 2012, none or Company or any Subsidiary has, except as otherwise set forth herein:

5.1.8.1

suffered any adverse change in its business, operations, assets, or financial condition, except as reflected on the Company Financial Statements (as hereinafter defined in Section below) and except for such changes that would not result in a Company Material Adverse Effect;

5.1.8.2

suffered any material damage or destruction to or loss of the assets of Company or any Subsidiary, whether or not covered by insurance, which property or assets are material to the operations or business of Company and its Subsidiaries taken as a whole;

5.1.8.3	settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

5.1.8.4

entered into or terminated any material agreement, commitment or transaction, or agreed to or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

5.1.8.5	written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

5.1.8.6	declared, paid or set aside for payment any dividend or distribution with respect to the Company Shares or any Subsidiary Shares;

5.1.8.7

redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any Company Shares, Subsidiary Shares or other securities or any rights to acquire such capital stock or interests or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

5.1.8.8

increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan or pension scheme, other than in the ordinary course of business and consistent with established policies, practices or requirements;

5.1.8.9

entered into any employment, consulting or compensation agreement with any person or group, except for agreements approved by Parent in connection with the Acquisition or agreements which in the aggregate would not have a Company Material Adverse Effect;

5.1.8.10	entered into any collective bargaining agreement or trade union recognition agreement with any person or group;

5.1.8.11	entered into, adopted or amended any employee benefit plan or share option scheme or agreement; or

5.1.8.12	entered into any agreement to do any of the foregoing.

5.1.9

No Material Undisclosed Liabilities. There are no liabilities or obligations of Company or any Subsidiary of any nature, whether absolute, accrued, contingent, or otherwise, other than liabilities and obligations:

5.1.9.1	in the aggregate adequately provided for in the Company Financial Statements (including any related notes thereto) as of 31 March 2013 (the “Company Financial Statements”),

5.1.9.2	incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the Company Financial Statements,

5.1.9.3	incurred since 31 March 2013, in the ordinary course of business,

5.1.9.4	incurred in connection with this Agreement, or

5.1.9.5	that do not have a Company Material Adverse Effect.

5.1.10

Tax Returns; Taxes. Each of Company and each Subsidiary (a) has duly filed all Hong Kong and United States federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; (b) has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and (c) has made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Company or any Subsidiary with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Company or any Subsidiary, nor has Company or any Subsidiary received notice of any such deficiency, delinquency or default. None of Company or any Subsidiary has any material tax liabilities other than those arising in the ordinary course of business since the date of the Company Financial Statements.

5.1.11

Material Contracts. The Company has furnished or made available to Parent accurate and complete copies or detailed descriptions of the Company Material Contracts applicable to Company or its Subsidiaries. With respect to any Company Material Contract, Company is not aware of any existing breach, default or event of default by Company or any Subsidiary, or event that with notice or lapse of time or both would constitute a breach, default or event of default by Company or any Subsidiary, other than breaches, defaults or events of default that would not have a Company Material Adverse Effect, nor does Company know of, and none of Company or any Subsidiary has received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have a Company Material Adverse Effect. As used herein, the term “Company Material Contracts” shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by or to the Company or any Subsidiary in excess of $50,000 or which have a remaining term in excess of two years, (iii) insurance policies, and (iv) all contracts that would, if terminated, have a Company Material Adverse Effect.

5.1.12

Litigation and Government Claims. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Company or any Subsidiary to which any of their respective businesses or assets is subject that would, severally or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of Company, there are no such proceedings threatened or contemplated that would, severally or in the aggregate, have a Company Material Adverse Effect. None of Company or any Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of Company, any governmental restriction applicable to Company or any Subsidiary that is reasonably likely (i) to have a Company Material Adverse Effect or (ii) to cause a material limitation on Parent’s ability to own and operate the business of Company and its Subsidiaries (as it is currently operated) after the Closing.

5.1.13

Compliance With Laws. Each of Company and each Subsidiary has all material authorizations, approvals, licenses and orders to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, except for instances that would not have a Company Material Adverse Effect. Each of Company and each Subsidiary has been and is, to the knowledge of Company, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business, ownership of assets, employment of labor or use or occupancy of properties or any part thereof are subject, the violation of which would have a Company Material Adverse Effect.

5.1.14	Employee Benefits Plans. None of Company or any Subsidiary currently has in effect any employee pension or profit sharing plans.

5.1.15

Employment Agreements. There are no material employee benefit plans, agreements and arrangements to which Company or any Subsidiary is a party, including without limitation (i) severance, employment, consulting or similar contracts, (ii) material agreements and contracts with “change of control” provisions or similar provisions and (iii) indemnification agreements or arrangements with directors or officers.

5.1.16

Intellectual Property. Each of Company and each Subsidiary owns or has valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof (“Company Intellectual Property”) used or held for use in connection with the business of Company and its Subsidiaries, without any known conflict with the rights of others, except for such conflicts as do not have a Company Material Adverse Effect. None of Company or any Subsidiary has received any notice from any other person pertaining to or challenging the right of Company or any Subsidiary to use any Company Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Company or any Subsidiary, except with respect to rights the loss of which, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company Intellectual Property represents all of the proprietary rights necessary to operate the respective businesses of Company and its Subsidiaries. No university, educational institution or employee or contractor of any university or educational institution has any right in or to, or right to payment from, any Company Intellectual Property.

5.1.17

Title to Properties and Related Matters. Each of Company and each of its Subsidiaries has good and marketable title to or valid license or leasehold interests in its properties (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets owned by Company or any of its Subsidiaries are free and clear of any lien, claim or encumbrance, except for:

5.1.17.1	liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

5.1.17.2	statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings;

5.1.17.3	landlord liens contained in leases entered into in the ordinary course of business; and

5.1.17.4	other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of any real property owned or used by Company.

5.1.18

Environmental Matters. Except as set forth in this Agreement or as do not have a Company Material Adverse Effect, each of Company and each Subsidiary: (i) has obtained all consents or approvals which are required to be obtained under applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice of demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes (the “Environmental Laws”) into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Company or any Subsidiary (or their respective agents); (ii) are in compliance with terms and conditions of such required approvals; and (iii) have not received notice of any past or present violation of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise from the basis of any claim, action, suit or proceeding, against Company or any Subsidiary based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

5.1.19

Full Disclosure. All documents delivered by or on behalf of Company or any Subsidiary in connection with this Agreement and the transactions contemplated hereby, taken as a whole, are true, complete and authentic in all material respects. The representations and warranties made by or on behalf of Company to Parent in connection with this Agreement and the Exchange contemplated hereby do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

5.2

Representations and Warranties of Company Shareholders. Each Company Shareholder hereby severally represents and warrants that, except as otherwise set forth herein or in the Company Disclosure Schedule:

5.2.1

Ownership. Such Company Shareholder has good and valid title to the Company Shares described on Schedule to be sold by such Company Shareholder hereunder on the Closing Date, free and clear of all liens, encumbrances, equities or claims, and upon delivery of such shares and payment therefor pursuant hereto, good and valid title to such shares will pass to Parent free and clear of all liens, encumbrances, equities or claims of any nature whatsoever.

5.2.2	Authority. Such Company Shareholder has full right, power and authority to enter into this Agreement.

5.2.3

Conflicts. The execution, delivery and performance of this Agreement by such Company Shareholder and the consummation by such Company Shareholder of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Company Shareholder is a party or by which such Company Shareholder is bound or to which any of the property or assets of such Company Shareholder is subject, nor will such actions result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Company Shareholder or the property or assets of such Company Shareholder.

5.2.4

Consents. No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over such Company Shareholder or the property or assets of such Company Shareholder is required for the execution, delivery and performance of this Agreement by such Company Shareholder and the consummation by such Company Shareholder of the transactions contemplated hereby.

5.2.5

Investment Intent. Such Company Shareholder entering into this Agreement and acquiring the Parent Common Stock hereunder for its own account and with no present intention of distributing or selling such securities and no one other than such Company Shareholder has any beneficial interest in its Company Shares or in such Parent Common Stock. Such Company Shareholder understands that the issuance by Parent of the Parent Common Stock hereunder has not been registered under the Securities Act by reason of its contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and that the reliance of Parent on such exemption from registration is predicated in part on the representations and warranties of the Company Shareholders set forth herein. Such Company Shareholder acknowledges that a restrictive legend consistent with the foregoing has been or will be placed on the certificates representing the Parent Common Stock.

5.2.6

Adequate Information. Each Company Shareholder represents that it/he/she has received from Parent and Company, and has reviewed, such information as such Company Shareholder considers necessary or appropriate to evaluate the risks and merits of acquiring the Parent Common Stock pursuant to this Exchange, including this Agreement, the Company Audited Financial Statements and all registration statements and reports filed by Parent with the Securities and Exchange Commission (the “SEC”) under the Securities Act and the Exchange Act.

5.2.7

Opportunity to Question. Such Company Shareholder has had the opportunity to question and has questioned, to the extent deemed necessary or appropriate, representatives of Parent so as to receive answers and verify information obtained in such Company Shareholder’s examination of Parent, including the information that such Company Shareholder has received and reviewed as referenced in Section hereof in relation to this Agreement.

5.2.8

No Other Representations. No oral or written representations have been made to such Company Shareholder or by Parent or any of its representatives, in connection with such Company Shareholder’s acquisition of the Parent Common Stock herein that were in any way inconsistent with the information reviewed by such Company Shareholder. Each Company Shareholder acknowledges that no representations or warranties of any type or description have been made to it by any person with regard to Parent, Company, or their respective businesses, properties or prospects or the investment contemplated herein, other than the representations and warranties set forth by Parent or Company herein.

5.2.9

Knowledge and Experience. Such Company Shareholder, individually and/or together with its professional advisors, has evaluated the merits and risks of acquiring the Parent Common Stock in this Exchange, and has such knowledge and experience in financial, tax and business matters, including substantial experience in evaluating and investing in common stock and other securities (including the common stock and other securities of new and speculative companies), so as to enable such Company Shareholder to use the information referred to in Sections and hereof and any other information made available by Parent to such Company Shareholder in order to evaluate the merits and risks of and investment in the Parent Common Stock and to make an informed investment decision with respect thereto.

5.2.10

Independent Decision. Such Company Shareholder is not relying on Parent, Company, any other Company Shareholder or any legal or other opinion in the materials reviewed by such Company Shareholder with respect to the financial or tax considerations of such Company Shareholder relating to its investment in Parent Common Stock. Such Company Shareholder has relied solely on the representations, warranties, covenants and agreements of Parent in this Agreement (including the Exhibits and Schedules hereto) and on its examination and independent investigation in making its decision to acquire Parent Common Stock.

5.2.11

Risks Relating to Exchange. Such Company Shareholder recognizes that the acquisition of Parent Common Stock pursuant to this Agreement involves substantial risks, including loss of the entire amount of such investment. Further, such Company Shareholder has carefully read and considered the matters set forth herein and has taken full cognizance of and understands all of the risks related to the Exchange.

5.2.12

No General Solicitation/Advertising, etc. Such Company Shareholder is not executing this Agreement or acquiring the Parent Common Stock as a result of, or pursuant to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio, or the Internet, or presented at any seminar or meeting.

5.2.13

Pre-Existing Relationship. Such Company Shareholder (i) has a pre-existing business relationship with Parent or Company, or one of their officers, directors or controlling persons and/or (ii) by reason of such Company Shareholder’s business or financial experience or the business or financial experience of such Company Shareholder’s professional advisors who are unaffiliated with, and who are not compensated by, Parent, Company or any affiliate of Parent or Company, directly or indirectly, can be reasonably assumed to have the capacity to protect such Company Shareholder’s interests in connection with the Exchange.

5.2.14

Accredited Investor; Financial Means. Such Company Shareholder is an Accredited Investor, as defined under Rule 501 of Regulation D of the Securities Act. In addition, such Company Shareholder has reached the age of majority in the state in which he or she resides, has adequate means of providing for his or her current financial needs and contingencies, is able to bear the substantial economic risks of an investment relating to receipt of the Parent Common Stock pursuant to the Exchange for an indefinite period of time, has no need for liquidity in such investment, and at the present time could afford a complete loss of such investment.

5.2.15

Finder’s or Broker’s Commissions. Such Company Shareholder has not incurred any obligation for any finder’s, broker’s or agent’s fees or commissions in connection with the transactions contemplated hereby.

5.2.16

Resale of the Securities. Each Company Shareholder agrees not to transfer Parent Common Stock received herein in violation of the Securities Act or any applicable state securities laws and that it will not sell or otherwise dispose of any Parent Common Stock unless such sale or other disposition has been registered under the Securities Act or, in the opinion of counsel reasonably satisfactory to Parent, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel, is exempt from registration or qualification under applicable state securities laws.

5.2.17

Company Representations. Based upon such Company Shareholder’s actual knowledge without having conducted an independent inquiry, such Company Shareholder has no reason to believe that the representations and warranties of Company contained in Section hereof are not materially true and correct and has no knowledge of any material fact, condition or information not disclosed herein that has adversely affected or may adversely affect the business of Company or would otherwise result in a Company Material Adverse Effect.

6.

Representations and Warranties of Parent. Parent hereby represents and warrants that, except as otherwise set forth in the Parent SEC Documents (as defined in Section ) or in the Parent Disclosure Schedule (herein so called) delivered concurrently herewith:

6.1

Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity.

6.2

Foreign Qualification. Parent is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the current business, operations, assets, financial condition or prospects of Parent or (b) the validity or enforceability of, or the ability of Parent to perform its obligations under, this Agreement (a “Parent Material Adverse Effect”).

6.3

Corporate Power and Authority. Parent has the corporate power and authority and all material licenses and permits to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Exchange. The execution, delivery and performance by Parent of this Agreement has been duly authorized by all necessary corporate action.

6.4	Binding Effect. This Agreement has been duly executed and delivered by Parent and is the legal, valid and binding obligation of Parent, enforceable in accordance with its terms, except that:

6.4.1	enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights;

6.4.2	the availability of equitable remedies may be limited by equitable principles of general applicability; and

6.4.3	rights to indemnification may be limited by considerations of public policy.

6.4.4

Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the consummation of the Exchange and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of Parent, (ii) any Parent Material Contract (as defined in Section below), (iii) any judgment, decree or order of any court or governmental authority or agency to which Parent is a party or by which Parent or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Parent other than such violations, conflicts, breaches or defaults as would not have a Parent Material Adverse Effect. Except for compliance with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Parent is required in connection with the execution, delivery or performance of this Agreement by Parent or the consummation of the transactions contemplated hereby.

6.4.5	Capitalization of Parent.

6.4.5.1

The authorized capital stock of Parent consists of 989,999,995 shares of Parent Common Stock, and 10,000,005 shares of preferred stock, $.001 par value (the “Preferred Stock”). As of the date hereof, there are (i) 178,791,141 shares of Parent Common Stock issued and outstanding, of which 23,535,000 are subject to cancelation, (ii) no shares of the Preferred Stock outstanding, and (iii) outstanding warrants (the “Warrants”) to purchase 20,000,000 shares (the “Warrant Shares”) of Parent Common Stock at a weighted average exercise price of $0.96 per share.

6.4.5.2

All of the issued and outstanding shares of Parent Common Stock have been and upon exercise of the Warrant in accordance with its terms, the Warrant Shares will be, duly authorized and validly issued and are (or with respect to the Warrant Shares will be), fully paid, nonassessable and free of preemptive rights.

6.4.5.3	To Parent’s knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that have been entered into among the stockholders of Parent.

6.4.5.4

Except as set forth in Section above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Parent to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Parent.

6.4.6

SEC Documents; Parent Financial Statements. Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act, and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and rules and regulations thereunder. Parent has furnished or made available to Company and the Company Shareholders true and correct copies of all forms, statements, reports and documents filed by Parent with the SEC since July 1, 2010 (the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations of the SEC thereunder, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rules for such form) and present fairly the consolidated financial position of Parent and its subsidiaries at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments which will not be material in amount or significance) and do not include or omit to state any fact which renders Parent Financial Statements hereunder misleading. There has been no change in Parent accounting policies except as described in the notes to Parent Financial Statements.

6.4.7	Absence of Certain Changes. Parent has not, since December 31, 2012:

6.4.7.1	suffered any adverse change in its business, operations, assets, or financial condition except for such changes that would not have a Parent Material Adverse Effect;

6.4.7.2

suffered any material damage or destruction to or loss of the assets of Parent, whether or not covered by insurance, which property or assets are material to the operations or business of Parent taken as a whole;

6.4.7.3	settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

6.4.7.4

entered into or terminated any material agreement, commitment or transaction, or agreed to or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

6.4.7.5	written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

6.4.7.6	declared, paid or set aside for payment any dividend or distribution with respect to Parent’s capital stock;

6.4.7.7

redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of Parent’s capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

6.4.7.8

increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in the ordinary course of business and consistent with established policies, practices or requirements;

6.4.7.9	entered into any employment, consulting or compensation agreement with any person or group or agreements which in the aggregate would not have a Parent Material Adverse Effect;

6.4.7.10	entered into any collective bargaining agreement with any person or group;

6.4.7.11	entered into, adopted or amended any employee benefit plan; or

6.4.7.12	entered into any agreement to do any of the foregoing.

6.4.8	No Material Undisclosed Liabilities. There are no liabilities or obligations of Parent of any nature, whether absolute, accrued, contingent, or otherwise, other than:

6.4.8.1

in the aggregate as provided for in the balance sheet of Parent (including any related notes thereto) as of December 31, 2012, as set forth in Parent’s Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2012 (the “December 31, 2012 Parent Balance Sheet”),

6.4.8.2	incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the December 31, 2012 Parent Balance Sheet,

6.4.8.3	incurred since December 31, 2012, in the ordinary course of business,

6.4.8.4	incurred in connection with this Agreement, or

6.4.8.5	that do not have an Parent Material Adverse Effect.

6.4.9

Tax Returns; Taxes. Parent (a) has duly filed all United States federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; (b) has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and (c) has made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Parent with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Parent, nor has Parent received notice of any such deficiency, delinquency or default. Parent has no material tax liabilities other than those arising in the ordinary course of business since the date hereof.

6.4.10

Material Contracts. Parent has furnished or made available to Company accurate and complete copies of the Parent Material Contracts applicable to Parent There is not under any of the Parent Material Contracts any existing breach, default or event of default by Parent nor event that with notice or lapse of time or both would constitute a breach, default or event of default by Parent other than breaches, defaults or events of default that would not have a Parent Material Adverse Effect nor does Parent know of, and Parent has not received notice of, or made a claim with respect to, any breach or default by any other party thereto that would, severally or in the aggregate, have a Parent Material Adverse Effect. As used herein, the term “Parent Material Contracts” shall mean all (i) employee benefit plans, stock option agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by Parent in excess of $50,000 or which have a remaining term in excess of one year, (iii) insurance policies and (iv) contracts that, if terminated, would have an Parent Material Adverse Effect.

6.4.11

Litigation and Government Claims. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Parent to which its businesses or assets are subject that would, severally or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. To the knowledge of Parent, there are no such proceedings threatened or contemplated that would, severally or in the aggregate, have a Parent Material Adverse Effect. Parent is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of Parent, any governmental restriction applicable to Parent that is reasonably likely to have a Parent Material Adverse Effect.

6.4.12

Compliance with Laws. Parent has all material authorizations approvals, licenses and orders to carry on its businesses as it is now being conducted, to own or hold under lease the properties or assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, except for instances that would not have a Parent Material Adverse Effect. Parent has been and is, to the knowledge of Parent, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or any subdivision of any thereof to which its businesses, ownership of assets and its employment of labor or its use or occupancy of properties or any part thereof are subject, the violation of which would have a Parent Material Adverse Effect.

6.4.13

Employment Agreements. The Parent Disclosure Schedule sets forth a complete and accurate list of all material employee benefit or compensation plans, agreements and arrangements to which Parent is a party, including without limitation (i) all severance, employment, consulting or similar contracts, (ii) all material agreements and contracts with “change of control” provisions or similar provisions and (iii) all indemnification agreements or arrangements with directors or officers.

6.4.14

Intellectual Property. Parent owns or has valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof (“Parent Intellectual Property”) used or held for use in connection with the business of Parent, without any known conflict with the rights of others, except for such conflicts as do not have a Parent Material Adverse Effect. Parent has not received any notice from any other person pertaining to or challenging the right of Parent to use any Parent Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Parent, except with respect to rights the loss of which, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Parent Intellectual Property represents all of the proprietary rights necessary to operate Parent’s business.

6.4.15

Title to Properties and Related Matters. Parent has good and marketable title to or valid leasehold interests in its properties (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by Parent are free and clear of any lien, claim or encumbrance and except for:

6.4.15.1	liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

6.4.15.2	statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

6.4.15.3	landlord liens contained in leases entered in the ordinary course of business; and

6.4.15.4	other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, any real property owned or used by Parent.

7.	Certain Covenants and Agreements.

7.1

Conduct of Business by Company. From the date hereof to the Closing Date, Company will, and will cause each Subsidiary to, except as required in connection with the Exchange and the other transactions contemplated by this Agreement and except as otherwise disclosed on the Company Disclosure Schedule or consented to in writing by Parent:

7.1.1

carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section ;

7.1.2	neither change nor amend its or its memorandum or articles of association, certificate] of incorporation or bylaws, or certificate of formation or organization or operating agreement;

7.1.3

not issue or sell or register the transfer of shares of its securities or capital stock or issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of its securities or rights or obligations convertible into or exchangeable for any of its securities and not alter the terms of any or its presently outstanding warrants or options or make any changes (by split-up, combination, reorganization or otherwise) in its capital structure;

7.1.4

not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities and not redeem, purchase or otherwise acquire any shares of its capital stock or other securities or rights or obligations convertible into or exchangeable for any shares of its capital stock or other securities or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

7.1.5	not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of securities or assets, any business or entity or any material part of the same;

7.1.6

use its reasonable efforts to preserve intact its corporate existence, goodwill and business organization, to keep its officers and employees available to it and to preserve its relationships with suppliers, customers and others having business relations with any of them, except for such instances that would not have a Company Material Adverse Effect;

7.1.7

not (a) create, incur or assume any debt or create, incur or assume any short-term debt for borrowed money, (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (c) make any loans or advances to any other person, or (d) make any capital contributions to, or investments in, any person;

7.1.8

not (a) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (b) grant any increase in the compensation of officers or directors, whether now or hereafter payable or (c) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (b) and (c) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment);

7.1.9

not make or incur (other than in the ordinary course of business) any individual capital expenditure in excess of $100,000 or capital expenditures in the aggregate in excess of $250,000 without the prior approval of Parent (as used herein, “capital expenditure” shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto that has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

7.1.10

except in instances that would not have a Company Material Adverse Effect, perform all of its obligations under all Company Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Company Material Contract other than contracts to provide services entered into in the ordinary course of business; and

7.1.11

except in instances that would not have a Company Material Adverse Effect, prepare and file all returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Parent, at its request, to review all such returns, reports, filings and amendments at Company’s offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

7.2

Shareholder Covenants. From the date hereof to the Closing Date, each Company Shareholder covenants and agrees that, except as required in connection with the Exchange and the other transactions contemplated by this Agreement and except as otherwise disclosed in the Company Shareholder Disclosure Schedule or consented to in writing by Parent, such Company Shareholder will not sell, assign, pledge, encumber, or otherwise transfer, or grant any other rights in or option to acquire, any of such Company Shareholder’s Company Shares or agree to do any of the foregoing.

7.3

Notice of any Material Change. Each Party shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other Parties in writing of any event or the existence of any state of facts that (a) would make any of his, her or its representations and warranties in this Agreement untrue in any material respect, (b) would constitute a breach of any provisions of this Section or (c) would otherwise constitute either a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.4

Litigation Outcome. During the 24-month period commencing on the Closing Date, Parent shall not permit any change in the capital or debt structure of the Company, unless such change is approved by the Shareholder Representative, such approval not to be unreasonably withheld so long as it is consistent with the protection of the Company Shareholders’ rights under this Agreement. In the event that any of the current litigation to which the Parent’s subsidiaries are a party (or any related litigation) is not terminated in a manner satisfactory to the Shareholder Representative within 18 months of the Closing Date, subject to the condition set forth in the last sentence of this Section , any of the Company Shareholders may within 45 days of the end of such period tender to Parent all of the Parent Common Stock issued to such Company Shareholder under Section . Upon such tender, Parent shall, within 30 days, transfer to such tendering Company Shareholder the Company Stock originally exchanged with such Company Shareholder under Section . The right of a Company Shareholder to tender Parent Common Stock pursuant to this Section shall be conditioned upon (a) the Shareholder Representative’s tender of all of the Parent Common Stock issued to the Shareholder Representative and any affiliate of the Shareholder Representative under Section and (b) Company Shareholder (including the Shareholder Representative and its affiliates) tendering shares of Parent Common Stock shall hold at the time of such tender at least a majority of all Parent Common Stock originally issued under Section and shall tender all of the Parent Common Stock they hold.

7.5

Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall use all reasonable efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Exchange and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

7.5.1

Company and Parent shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to (a) comply with the provisions of the Securities Act, the Exchange Act and Applicable Law, and (b) obtain any other required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

7.5.2

In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced that questions the validity or legality of the Exchange or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

7.5.3

Each Party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event that occurrence or failure of which would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy the Conditions specified in Section and (b) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

8.	Conditions Precedent to Obligations and to Completion.

8.1

Company Shareholder Conditions. Except as may be waived by a Company Shareholder as to such Company Shareholder only, the obligations of each Company Shareholder to complete the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

8.1.1

Compliance. Parent shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by Parent on or before the Closing Date.

8.1.2

Representations and Warranties. All of the representations and warranties made by Parent in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement; provided, however, that notwithstanding anything herein to the contrary, this Section shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have an Parent Material Adverse Effect.

8.1.3	Material Adverse Changes. There shall have occurred no Parent Material Adverse Effect other than any such change that affects both Parent and Company in a substantially similar manner.

8.1.4

Officer’s Certificate. Parent shall have delivered to Vertico Investments LLC (the “Shareholder Representative”) on behalf of the Company Shareholders a Certificate of the President of Parent, dated the Closing Date, certifying to the Company Shareholders that the conditions specified in Sections and have been satisfied.

8.1.5

Secretary’s Certificate. Parent shall have delivered to the Shareholder Representative on behalf of the Company Shareholders, a certificate of the Secretary of Parent certifying as to its Certificate of Incorporation, Bylaws, incumbency of officers, the resolutions attached thereto and any other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the transactions contemplated hereby, and that the shares of Parent Common Stock to be exchanged for such Company Shareholder’s Company Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights.

8.1.6

Parent Share Certificates. Parent shall have delivered to the Shareholder Representative on behalf of the Company Shareholders certificates representing the shares of Parent Common Stock to be exchanged for such Company Shareholder’s Company Shares.

8.1.7

Exchange by Other Shareholders. Each of the other Company Shareholders shall have exchanged (through the Shareholder Representative) their Company Shares for shares of Parent Common Stock as contemplated by this Agreement.

8.1.8

Management Agreements. Parent, the Company or the principal operating subsidiary of the Company and such officers, employees or contractors of the Company or its Subsidiaries as are designated by Parent shall have entered into such employment, management, consulting, services or other agreements as shall be requested by the Company, and the principal operating subsidiary of the Company and the Shareholder Representative, on behalf of the management team of the Company to continue with Parent or any subsidiary of Parent, shall have entered into the management services agreement in the form provided by the Shareholder Representative.

8.1.9

Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to the Shareholder Representative and its counsel (on behalf of the Company Shareholders), and the Shareholder Representative and its counsel (on behalf of the Company Shareholders) shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

8.2

Parent Conditions. Except as may be waived by Parent, the obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

8.2.1

Compliance. Company and each Company Shareholder shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by him, her or it on or before the Closing Date.

8.2.2

Representations and Warranties. All of the representations and warranties made by Company and each Company Shareholder in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement; provided, however, that notwithstanding anything herein to the contrary, this Section shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Company Material Adverse Effect.

8.2.3

Material Adverse Changes. Except as set forth in this Agreement or on the schedules hereto, there shall have occurred no Company Material Adverse Effect other than any such change that affects both Parent and Company in a substantially similar manner.

8.2.4

Company Officer’s Certificate. Company shall have delivered to Parent a Certificate of the President of Company, dated the Closing Date, certifying that the conditions specified in Sections and have been satisfied.

8.2.5

Company Secretary’s Certificate. Company shall have delivered to Parent a certificate of the Secretary of Company certifying as to its and each Subsidiary’s respective memorandum and articles of association, certificate of incorporation and bylaws, certificate of formation and operating agreement, incumbency, and certain resolutions attached thereto and any other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the transactions contemplated hereby.

8.2.6

Company Share Certificates. Each Company Shareholder shall have delivered (through the Shareholder Representative) to Parent one or more certificates representing all of the Company Shares to be exchanged for Parent Common Stock.

8.2.7	Exchange by All Company Shareholders. All of the Company Shareholders shall have exchanged their Company Shares for shares of Parent Common Stock as contemplated by this Agreement.

8.2.8

Company Resignations. All directors, officers and managers of the Company and each Subsidiary shall have tendered his resignation as each and all of a director, manager, and officer of the Company and each Subsidiary, to become effective automatically upon the Closing.

8.2.9

Management Agreements. Parent, the Company or the principal operating subsidiary of the Company and such officers, employees or contractors of the Company or its Subsidiaries as are designated by Parent shall have entered into such employment, management, consulting, services or other agreements as shall be acceptable to Parent, and the principal operating subsidiary of the Company and the Shareholder Representative, on behalf of the management team of the Company to continue with Parent or any subsidiary of Parent, shall have entered into the management services agreement in the form provided by the Shareholder Representative.

8.2.10

Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to Parent and its counsel, and Parent and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

9.	Indemnification.

9.1

General Indemnification by Company Shareholders. Each Company Shareholder, severally, covenants and agrees to indemnify, defend, protect and hold harmless Parent and its officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) from, against and in respect of:

9.1.1

all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

9.1.1.1

any breach of any representation or warranty of the Company Shareholders or the Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Company Shareholder or the Company in connection herewith; or

9.1.1.2	any nonfulfillment of any covenant or agreement by the Company Shareholders or, prior to the Closing Date, the Company, under this Agreement; or

9.1.1.3

the business, operations or assets of the Company and its Subsidiaries prior to the Closing Date or the actions or omissions of Company’s directors, officers, shareholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Company Disclosure Schedule; or

9.1.1.4	the matters disclosed on Sections (compliance with law), (litigation), (taxes) and (environmental matters); and

9.1.2	any and all Damages incident to any of the foregoing or to the enforcement of this Section .

9.2	Limitation and Expiration. Notwithstanding the above:

9.2.1

there shall be no liability for indemnification under Section unless, and solely to the extent that, the aggregate amount of Damages exceeds $250,000 (the “Indemnification Threshold”); provided, however, that the Indemnification Threshold shall not apply to Damages arising out of any breaches of the covenants of the Company or the Company Shareholders set forth in this Agreement or representations and warranties made in Sections (capital stock of Company and Subsidiaries), (undisclosed liabilities and Company financial condition), (taxes), (material contracts), (litigation), (compliance with law) and (environmental matters); or (iii) Damages described in Section .

9.2.2

the aggregate amount of the Company Shareholders’ liability under this Section shall not exceed the value of the Parent Common Stock issued to the Company Shareholders pursuant to this Agreement; provided, however, that the Company Shareholders’ liability for Damages arising out of any breaches of the representations made in Sections (taxes) or (environmental matters) or Damages described in Sections and shall not be subject to such limitation;

9.2.3	the indemnification obligations under this Section , or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of Section or :

9.2.3.1

9.2.3.1.1	except as to representations, warranties, and covenants specified in Section , the first anniversary of the Closing Date, or

9.2.3.1.2

with respect to representations and warranties contained in Sections (employee matters), (taxes), (environmental matters), and the indemnification set forth in Section , or , on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of hazardous material into the environment, or (y) five (5) years after the Closing Date for any other Claim covered by clause (B) of this Section ; or

9.2.3.2	the final resolution of claims or demands pending as of the relevant dates described in (such claims referred to as “Pending Claims”).

9.3	Indemnification Procedures. All claims or demands for indemnification under this Section (“Claims”) shall be asserted and resolved as follows:

9.3.1

In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section (the “Indemnifying Party”) which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Shareholder Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). If the Shareholder Representative does not notify the Indemnified Party within 30 days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section , the Indemnified Party shall respond in a written statement to the objection within 30 days and, for 60 days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by all participating Parties).

9.3.2

9.3.2.1

In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice to the Shareholder Representative. The Shareholder Representative shall have 30 days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third-Party Claim, and, if so, the basis for such a dispute, and (B) if such Party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third-Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

9.3.2.2

In the event that Shareholder Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third-Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third-Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third-Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

9.3.2.3

If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Shareholder Representative, any Third-Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Parent or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Indemnifying Party.

9.3.3

Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

9.3.4

Subject to the provisions of Section , the Indemnified Party’s failure to give reasonably prompt notice as required by this Section of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

9.3.5

The parties will make appropriate adjustments for any tax benefits, tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section , provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

9.4

Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Company, the Company Shareholders, and Parent in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Company Shareholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section . The representations of parent will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing date.

9.5

Remedies Cumulative. The remedies set forth in this Section are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

9.6

Right to Set Off. Parent shall have the right, but not the obligation, to set off, in whole or in part, against the Parent Common Stock issued to Company Shareholders, amounts finally determined under Section to be owed to Parent by the Company Shareholders under Section hereof.

10.	Miscellaneous.

10.1	Termination. Subject to Section , this Agreement and the transactions contemplated hereby and the provisions herein may be terminated at any time on or before the Closing Date:

10.1.1	by mutual consent of Company, Parent and all of the Company Shareholders;

10.1.2

by Parent or Company if the transactions contemplated by this Agreement have not been or are incapable of being consummated by April 30, 2013, as extended (the “Termination Date”), unless such failure of consummation is due to the failure of the terminating Party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by him, her or it at or before the Closing Date; provided, that the non-breaching Party’s cause of action resulting from such failure to perform or to observe the covenants, agreements and conditions hereof shall not be terminated; or

10.1.3

by Company, Parent or any Company Shareholder if the transactions contemplated hereby violate any non-appealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction.

10.2

Entire Agreement. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any Party under any agreement executed pursuant to this Agreement shall not be affected by this section.

10.3

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

10.4

Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any Party to any other Party pursuant to this Agreement shall be in writing and shall be sent by electronic facsimile transmission, electronic mail transmission (through PDF attachment of not more than 3MB), internationally recognized overnight courier for next-business-day delivery, carriage prepaid, or transmitted by hand delivery, addressed as follows:

(i)     If to Company or any Company Shareholder:

c/o Vertico Investments LLC

10421 Golden Eagle Trail

Woodbury, MN 55129

Fax: +1 (651) 689-0131

Email: juha.rouvinen@windstrip.com

(ii)     If to Parent:

VRDT Corporation

12223 Highland Avenue

Suite 106-542

Rancho Cucamonga, CA 91739

Attn: General Counsel

Fax: +1 (909) 481-0200

Email: rkasprzak@vrdt.com

Each Party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is (a) if sent by courier, on the second business day after tender to the courier for overnight delivery, (b) if sent by personal delivery, when delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation, or (c) if sent by electronic facsimile transmission or electronic mail transmission, on the first business day after transmission, provided that in either such instance notice shall also be concurrently sent by courier or personal delivery as provided herein (though the effective date of delivery shall be as provided with respect to the electronic communication).

10.5

Successors; Assignments. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

10.6

Governing Law; Jurisdiction; Venue. This Agreement shall be construed and enforced in accordance with the law of the State of California (except the choice of law rules thereof). Subject to Section , venue of any action brought to enforce or interpret this Agreement shall be commenced and maintained in a federal court sitting in Los Angeles County, California. The Parties irrevocably consent to jurisdiction and venue in such courts for such purposes.

10.7	Arbitration.

10.7.1

Any disputes, controversies or claims arising out of or relating to this Agreement or the breach, termination or invalidity thereof in relation to this Agreement which cannot be resolved amicably by the Parties shall be settled by arbitration under the commercial arbitration rules of JAMS in force when the Notice of Arbitration is submitted in accordance with such rules; unless and to the extent prohibited by such rules, the arbitration shall be conducted solely by means of electronic video conference facilities in which all participants may hear and see each other. The number of arbitrators shall be one, unless Parent and the Shareholder Representative agree to a different number of arbitrators. Only Company and the Shareholder Representative may appoint or consent to arbitrators. The language of arbitration shall be English and the arbitral award shall be final and binding on the Parties. The decision reached by the arbitrator may be entered as a judgment of any court whose jurisdiction covers the venue of the arbitration proceeding. The legal place of the arbitration shall be Los Angeles, California, or such other mutually convenient location as agreed by the Parties. The Parties waive any and all objections based on the jurisdiction, venue or proceedings set forth in this Section .

10.7.2

All fees and expenses of the arbitrator(s) shall be initially borne on a pro rata basis by the Party(ies) commencing such arbitration, but shall be recoverable by the prevailing Party(ies). If any Party fails to pay its share of the fees and expenses of the arbitrator(s) when and as due, then any other Party may request upon twenty (20) days written notice to all Parties, and the arbitrator(s) shall enter, an award by default against the non-paying Party, unless such fees are paid within such 20-day period. All fees and expenses of counsel to each Party shall be initially borne by such Party, but the arbitrator(s) shall award the prevailing Party(ies) reasonable costs and expenses, including reasonable attorneys’ fees and expert witness fees, to resolve the dispute and to enforce the final judgment. Each of the Parties acknowledges that the breach of certain provisions of this Agreement would case the other Parties irreparable harm and that in addition to any other remedies a harmed Party has under this Agreement or applicable law, a harmed Party shall have the right to seek injunctive or any other equitable relief under the law and courts of each and every jurisdiction applicable to this Agreement or such relief in addition to any power of the arbitrator(s) to grant injunctive or emergency relief. This right is the only exception to the arbitration provision of this Section .

10.8

Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the Parties against which enforcement of the amendment, modification or supplement is sought.

10.9

Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

10.10

Enforcement. Each Company Shareholder acknowledges that, due to the unique nature of his, her or its Company Shares, the breach of this Agreement by such Company Shareholder will cause Parent irreparable damage and, therefore, notwithstanding the provisions of Section , Parent may enforce its rights under this Agreement by equitable relief, including injunction and specific performance, in addition to other remedies it may have at law or in equity.

10.11

Shareholder Representative. Each Company Shareholder does hereby make, constitute and appoint the Shareholder Representative as its true and lawful agent and attorney-in-fact with full power of substitution, for and in its name, stead and behalf, to: prepare, make, sign, initial, acknowledge and deliver from time to time any and all documents, certificates and instruments, including, without limitation, amendments to this Agreement and any other agreements ancillary or related to this Agreement (collectively with this Agreement, the “Basic Documents”) and other agreements, consents, amendments, certificates, and stock powers, necessary or appropriate in connection with the consummation of the transactions contemplated in the Basic Documents, and generally to perform all acts and to do all things necessary or appropriate in discharge of the power hereby conferred, including the making of affidavits and the acknowledging of documents, as if fully done by the undersigned, and the Shareholder Representative hereby is further authorized and empowered in the discharge of the power hereby conferred to sign any documents by means of either a manual, imprinted or other facsimile signature or by completing a printed form to which an imprinted or other facsimile signature is then affixed; to execute and deliver such other instruments, certificates and documents, make such filings, and take such other actions as are in the Shareholder Representative’s judgment necessary or appropriate to consummate the transactions contemplated in the Basic Documents; and to otherwise possess such other powers as are reasonably incidental to such powers. The Shareholder Representative (which term as used in this sentence and elsewhere in this Agreement shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those required to consummation of the transactions contemplated in the Basic Documents, and shall not by reason of any Basic Document be a trustee for any Company Shareholder; (b) shall not be responsible to the Company Shareholders for any recitals, statements, representations or warranties contained in any Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Basic Document or any other document referred to or provided for in any Basic Document or for any failure by any Company Shareholder, the Company, Parent or any other person to perform any of its obligations under any Basic Document; (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Basic Document; and (d) shall not be responsible for any action taken or omitted to be taken by it under any Basic Document or under any other document or instrument referred to or provided for in any Basic Document or in connection with any Basic Document, except for its own gross negligence or willful misconduct. The Shareholder Representative may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. The Shareholder Representative may deem and treat the person named as holder on any certificate representing Company Shares as the record and beneficial holder of such Company Shares for all purposes of the Basic Documents unless and until a notice of the assignment or transfer of such Company Shares shall have been filed with the Shareholder Representative. With respect to its rights and obligations as a Company Shareholder under this Agreement, in its capacity as a Company Shareholder under the Basic Documents, and with respect to its rights, obligations and opportunities as a director, officer, employee or other agent of the Company, any Subsidiary, Parent or any subsidiary of Parent, Shareholder Representative shall have the same rights, privileges and powers under the Basic Documents as any other Company Shareholder and shall have the same rights, privileges and powers under any other agreement as any person not a Company Shareholder and Shareholder Representative may exercise the same as though it were not acting as the Shareholder Representative, and the term “Company Shareholder” shall, unless the context otherwise indicates, include the Shareholder Representative in its individual capacity. Without limitation on the foregoing, Shareholder Representative (and any successor) and its affiliates may (without having to account for the same to any Company Shareholder) engage in any kind of business with the Company, any Subsidiary, Parent, any subsidiary or affiliate of Parent (and any of their affiliates or associates) as if it were not acting as a Company or Subsidiary director, officer or manager or the Shareholder Representative, and Shareholder Representative and its affiliates may accept fees and other consideration from the Company, any Subsidiary, Parent, any subsidiary or affiliate of Parent (and any of their affiliates or associates) for services in connection with this Agreement or otherwise without having to account for the same to any Company Shareholder. Each Company Shareholder agrees to indemnify the Shareholder Representative and its affiliates, directors, officers, employees, attorneys and agents ratably in accordance with their respective holdings of Company Shares, for any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceedings (including any such investigation, litigation or other proceedings between the Shareholder Representative and any Company Shareholder) relating to the sale of Company Shares under, and the transactions contemplated by, the Basic Documents, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings.

10.12

Neither this Agreement nor any uncertainty or ambiguity in it shall be construed or resolved using any presumption against any Party. On the contrary, each Party acknowledges that this Agreement has been reviewed by its legal counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intention of the Parties.

10.13

Except as described in this Agreement, no third person is a beneficiary of this Agreement and no third person is a guarantor of the performance by any Party, nor shall any third person have any liability with respect to the performance by any other Party.

10.14

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument, notwithstanding that all Parties are not signatories to the original or the same counterpart. Facsimile and PDF signatures shall be acceptable as if original signatures had been exchanged. Each Party authorizes the Company to attach counterpart signature pages to a single composite original of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Signature page follows]

In Witness Whereof, the Parties have executed this Acquisition Agreement as of the date first set forth above.

VRDT Corporation By /s/ Graham Norton-Standen Graham Norton-Standen Printed Name Executive Chairman Title	Windstrip Hong Kong Limited By /s/ Juha Rouvinen Juha Rouvinen Printed Name Chief Executive Officer Title
Best Partners Hong Kong Investment Ltd. By /s/ Wood Wu Wood Wu Printed Name Chief Executive Officer Title

Vertico Investments LLC

By /s/ Juha Rouvinen

Juha Rouvinen

Printed Name

Other Selling Shareholders, pursuant to that Selling Stockholder Agency Agreement dated as of 25 March 2013:

Trade Delta Holdings Ltd.

Vertico Holdings LLC

Trade Idea Holdings Ltd.

St. Peter Investments LLC

PluTay LLC

Ilari Kokko

By: Vertico Investments LLC, as Agent

By: /s/ Juha Rouvinen

Juha Rouvinen

Printed Name